                                                                      EXHIBIT 11

              CHAMPION INTERNATIONAL CORPORATION AND SUBSIDIARIES

       CALCULATION OF PRIMARY EARNINGS (LOSS) PER COMMON SHARE AND FULLY
                   DILUTED EARNINGS (LOSS) PER COMMON SHARE

                                                                Years Ended December 31
                                                         --------------------------------------------
                                                            1993             1992             1991
                                                            ----             ----             ----
                                                           (in thousands, except per share amounts)
     Primary earnings (loss) per common share (1):
        Net income (loss)                                $ (156,243)      $ (440,394)      $   40,343
        Dividends on preference shares                       27,750           27,750           27,750
                                                         ----------       ----------       ----------
        Net income (loss) applicable to common stock     $ (183,993)      $ (468,144)      $   12,593
                                                         ==========       ==========       ==========

        Average number of common shares outstanding          92,788           92,639           92,588
                                                         ==========       ==========       ==========

        Per share                                        $    (1.98)      $    (5.05)      $      .14
                                                         ==========       ==========       ==========
     Fully diluted earnings (loss) per common share (2):
        Net income (loss) applicable to common stock     $ (183,993)      $ (468,144)      $   12,593
        Add income effect, assuming conversion of
          dilutive convertible securities                       ---              ---              ---
                                                         ----------       ----------       ----------
        Net income (loss) on a fully diluted basis       $ (183,993)      $ (468,144)      $   12,593
                                                         ==========       ==========       ==========

        Average number of common shares outstanding          92,788           92,639           92,588

        Add common share effect, assuming conversion of
          dilutive convertible securities                       ---              ---              ---
                                                         ----------       ----------       ----------
        Average number of common shares outstanding on
          a fully diluted basis                              92,788           92,639           92,588
                                                         ==========        =========       ==========

        Per share                                        $    (1.98)       $   (5.05)      $      .14
                                                         ==========        =========       ==========

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     Notes:
        (1) Common stock equivalents have not been included in the above calculation since their effect is insignificant.
        (2) The computation of fully diluted earnings per common share assumes that the average number of common shares outstanding during the year is increased by the conversion of securities having a dilutive effect, and that net income applicable to common stock is increased by dividends and after-tax interest on such securities.